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                                                                     Exhibit 5.1
                                  April 1, 2003

Travelers Property Casualty Corp.
One Tower Square
Hartford, Connecticut  06183

Ladies and Gentlemen:

      We have acted as counsel to Travelers Property Casualty Corp., a Connecticut corporation (the "Company"), in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, relating to the issuance by the Company of $400,000,000 aggregate principal amount of 3.75% Senior Notes due 2008 (the "2008 Notes"), $500,000,000 aggregate principal amount of 5.00% Senior Notes due 2013 (the "2013 Notes") and $500,000,000 aggregate principal amount of 6.375% Senior Notes due 2033 (the "2033 Notes", and, together with the 2008 Notes and 2013 Notes, the "Exchange Notes"). The Exchange Notes will be issued under an indenture (the "Indenture") dated as of March 11, 2003 between the Company and Citibank, N.A., as Trustee. The Exchange Notes will be offered by the Company in exchange for $400,000,000 aggregate principal amount of its outstanding 3.75% Senior Notes due 2008 (the "Existing 2008 Notes"), $500,000,000 aggregate principal amount of its outstanding 5.00% Senior Notes due 2013 (the "Existing 2013 Notes") and $500,000,000 aggregate principal amount of its outstanding 6.375% Senior Notes due 2033 (the "Existing 2033 Notes", and, together with the Existing 2008 Notes and the Existing 2013 Notes, the "Notes").

      We have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other and further investigations as we
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have deemed relevant and necessary in connection with the opinion expressed herein. As to questions of fact material to this opinion, we have relied upon certificates of public officials and of officers and representatives of the Company.

      In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

      We have assumed further that (1) the Company has duly authorized, executed and delivered the Indenture and (2) execution, delivery and performance by the Company of the Indenture and the Notes do not and will not violate the laws of Connecticut or any other applicable laws (excepting the laws of the State of New York and the Federal laws of the United States).

      Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that when the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange, the Exchange Notes will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

      Our opinion set forth above is subject to the effects of (1) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, (2) general equitable principles (whether considered in a proceeding in equity or at law) and (3) an implied covenant of good faith and fair dealing.
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      We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the law of the State of New York and the Federal law of the United States.

      We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption, "Legal Matters" in the Prospectus included in the Registration Statement.

                                                Very truly yours,

                                                /s/ Simpson Thacher & Bartlett
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                                                SIMPSON THACHER & BARTLETT